Exhibit 99.1

Contacts:
Parna Sarkar iRobot Corp. (781) 418-3135 psarkar@irobot.com	Elena Frigeri A&R Partners for iRobot Corp. (212) 905-6153 efrigeri@arpartners.com
U.S. Navy Awards iRobot Additional $26 Million
for Man Transportable Robotic System Robots
BURLINGTON, Mass., March 27, 2006 — iRobot Corp. (NASDAQ: IRBT) today announced a new contract delivery order from the U.S. Navy to build additional bomb disposal robots for shipment to the U.S. forces. Under the terms, iRobot will deliver an additional 213 iRobot PackBot® Man Transportable Robotic Systems (MTRS), plus spare parts to repair robots in the field. The new award of $26 million marks the third round of funding by the Naval Sea Systems Command (NAVSEA), bringing the total value of the orders placed to date to more than $43 million.
“The PackBot MTRS robots are helping to reduce casualties as our soldiers battle insurgents who are littering Iraq with thousands of Improvised Explosive Devices (IEDs),” said Helen Greiner, chairman and co-founder, iRobot. “iRobot continues to develop innovative robot technologies that will offer soldiers options for more safely dealing with bombs and other threats.”
The PackBot MTRS robots are customized for NAVSEA and are based on iRobot’s combat-proven PackBot Explosive Ordnance Disposal (EOD) robots. PackBot MTRS robots are equipped with advanced tools and sensors that enable EOD technicians to identify and disrupt bombs from a safe distance. The U.S. military’s dual-sourced MTRS program has requirements for up to 1200 robots through 2012.
These PackBot MTRS robots will be deployed in Iraq and elsewhere. Currently more than 300 PackBot robots are deployed worldwide where they are used extensively to disarm IEDs. The PackBot robots have performed tens of thousands of missions in the region and are credited with saving scores of soldiers’ lives.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors:
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation’s expectations concerning estimates of future revenues. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things our dependence on the U.S. federal government and government contracts, efforts to expand product offerings may not succeed, changes in the policies and spending priorities of governments and government agencies, the complexities of our products, and reliance on limited source suppliers and third-party manufacturers. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report of Form 10-K.
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